EXHIBIT 22.1

          Subsidiaries of Midcoast Energy Resources, Inc.

                                                   Ownership
                                                   Interest
                                State of   Year    Midcoast
Subsidiaries                    Incorp.   Incorp.   Energy

Magnolia Pipeline Corporation   Alabama    1989      100%
H & W Pipeline Corporation*     Alabama    1976      100%
Midcoast Holding No. One, Inc.* Delaware   1993      100%
Midcoast Marketing, Inc.*       Texas      1991      100%
Nugget Drilling Corporation*    Minnesota  1982      100%

* Presently Inactive